PRESS RELEASE

FOR IMMEDIATE RELEASE:

EFH Group Trading Under New Symbol - HUTN

DENVER and NEW YORK, December 22, 2014 – EFH Group, Inc. was assigned a new symbol and is now traded on the OTC – QB market under the symbol HUTN.

EFH Group, Inc., a holding company.  Through its wholly-owned subsidiary, EFH Financial Corp., expanding the range of financial services and products it provides to individuals, corporations and institutions throughout the United States.  The Company was previously a provider of surety bonds, a specialty financial product.

EFH Group is in the process of expanding its business.  In November 2014 the company engaged a new management team with extensive experience in financial services.  At the same time, the company purchased assets that are important to its business expansion.  The assets were purchased for 57,970,000 shares, consisting of 52,173,000 shares of common stock and 5,797,000 shares of class B common stock.  The asset purchase was based on a value of $157,500,000 based on company assessment which includes an independent third-party valuation.  The assets’ presentation in future financial statements, whether on the balance sheet or in the notes, will be based on generally accepted accounting principles.

In 2015, the company plans to introduce new products and services which will be provided to individuals, corporations and institutions in the United States via the internet and other distribution channels.  In the first quarter of 2015 the company intends to announce its new product, sales and distribution plans.

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Please direct inquiries to:

media@efhgroup.com

This release contains includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of company management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.